Exhibit 10.10

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
OPGEN, INC.
AMENDED AND RESTATED
SECURED CONVERTIBLE PROMISSORY NOTE
Note No. N-______ Amount: $___________	Issue Date: _______ __, 2015
1.            Principal Amount.  For value received, OpGen, Inc., a Delaware corporation (the "Company), does hereby promise to pay to the order of ________________________________ or its permitted assignee (the "Holder"), the principal sum of __________________ and ___/100 Dollars ($__________), plus interest accrued thereon, as hereinafter specified (collectively, the "Obligations") on the earliest to occur of (i) February 17, 2016 (the "Maturity Date") or (ii) an Event of Default (as defined below).
2.            Notes Purchase Agreement.  This Note is one of a series of promissory notes (the "Financing Notes") issued pursuant to the Notes Purchase Agreement, dated as of February 11, 2015, among the Company and the investors named therein (as the same may be amended from time to time, the "Purchase Agreement"), and is subject to the provisions thereof.  Capitalized terms used but not defined herein have the meanings given to them in the Purchase Agreement.
3.            Definitions.  In addition to the other terms defined herein, the following terms shall have the following meanings ascribed to them:
3.1      "Bankruptcy Law" means Title 11, United States Code or any similar Federal or state law for the relief of debtors.
3.2      "IPO" means an initial public offering of the securities of the Company registered under the Securities Act.
3.3      "Requisite Holders" means the holders holding at least 67% of the principal amount then outstanding of the Financing Notes.
3.4      "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

4.      Interest.  The Company agrees to pay interest, from the date hereof on the unpaid principal amount, at a rate equal to eight percent (8%) per annum, compounded annually (the "Interest Rate"), until the principal amount and all interest accrued thereon are paid (or converted, as provided in Section 5 hereof).  Subject to Section 5 hereof, interest shall be due and payable to the Holder on the Maturity Date.  In no event shall the amount of interest paid or agreed to be paid to the Holder hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto.  In such event, the Interest Rate shall automatically be reduced to the maximum rate permitted by such law.
5.      Conversion.
5.1      Conversion.  This Note will be convertible (the "Conversion"), in whole and not in part:
(a)      at the option of the Holder, into shares of the Company's common stock, par value $0.01 per share ("Common Stock"), at any time after the closing of an IPO; or
(b)      at the option of the Holder, into shares of the Company's Series A Convertible Preferred Stock, par value $0.01 per share ("Series A Preferred Stock"), if no IPO has been consummated.
5.2      Conversion Rate.
(a)      Upon Conversion pursuant to Section 5.1(a), this Note shall be converted into one (1) share of Common Stock for each $1.00 of principal remaining on the Note.
(b)      Upon Conversion pursuant to Section 5.1(b), this Note shall be converted into one and one quarter (1.25) shares of Series A Preferred Stock for each $1.00 of principal remaining on this Note.
(c)      Any accrued and unpaid interest on this Note shall be paid in cash at the time of Conversion.
5.3      Mechanics and Effect of Conversion.
(a)      No fractional units will be issued upon conversion of this Note.  In lieu of any fractional units to which the Holder may otherwise be entitled, the Company will pay to the Holder in cash the unconverted amount that would otherwise be converted into such fractional units.

(b)      Upon Conversion of this Note and payment of all accrued and unpaid interest due hereunder, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company, and this Note shall be canceled in all respects.  The Company will, at its expense, as soon as practicable thereafter, issue and deliver to the Holder a certificate or certificates for the number of shares of Common Stock or Series A Preferred Stock, as applicable, to which the Holder is entitled upon the Conversion.
(c)      Upon Conversion of this Note and payment of all accrued and unpaid interest due hereunder, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted, including, without limitation, the obligation to pay such portion of the principal amount and accrued interest.
5.4      Authorization of Conversion Shares.  The Company hereby covenants and agrees to take all such actions as may be necessary to authorize such number of additional shares of Common Stock and Series A Preferred Stock as will be sufficient to accomplish the Conversion.
6.	Security Agreement.
This Note is subject to the terms and conditions of that certain Security Agreement dated as of February 17, 2015, by and between the Company and each holder of the Financing Notes (as amended or restated from time to time, the "Security Agreement"), and each holder of this Note, by his, her or its acceptance hereof, is entitled to the rights and benefits of, and agrees to be bound by, the Security Agreement.
7.            Payment.
7.1      Repayment.  All payment of principal shall be due and payable in lawful money of the United States of America at the principal office of the Holder, or at such other place as the holder hereof may from time to time designate in writing to the Company, not later than 1:00 p.m. Pacific Time on the Maturity Date, unless this Note shall have been previously converted pursuant to Section 5 above.  All payments shall be applied first to interest accrued and unpaid hereunder, and thereafter to principal.
7.2      Prepayment.  The Company may prepay, without penalty, any principal amount on this Note, in whole or in part, at any time following the three-month anniversary of the closing of an IPO, provided that any prepayment between the 3-month anniversary of the closing of an IPO and the 6-month anniversary of an IPO may only be paid from capital raised by the Company subsequent to such IPO.  Any prepayment will be applied first to interest accrued and unpaid hereunder, and thereafter to principal.
8.            Events of Default.  The occurrence of any one or more of the following events shall constitute an "Event of Default" under this Note:
8.1      Payment Default.  The Company shall fail to pay the outstanding principal or accrued interest amount due hereunder or the outstanding principal due or accrued interest amount due under any of the Financing Notes, or any portion thereof when due, whether on the Maturity Date, or on such earlier date as is required by Section 9, or otherwise;
8.2      Other Default.  The Company shall materially breach the terms of this Note, or other material agreements between the Company and the holders of the Financing Notes, and shall fail to cure such material breach within ten (10) days after written notice thereof to the Company;

8.3      Other Indebtedness.  The Company shall default under any other material indebtedness of the Company, and shall fail to cure such default within ten (10) days after written notice thereof to the Company; or
8.4      Bankruptcy, Etc.  (a) The Company, pursuant to or within the meaning of any Bankruptcy Law, (i) admits in writing its inability to pay its debts generally as they become due, (ii) commences a voluntary case or proceeding under any Bankruptcy Law with respect to itself, (iii) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law, (iv) consents to the appointment of a custodian of it or for any part of its assets, (v) consents to or acquiesces in the institution of bankruptcy or insolvency proceedings against it, (vi) applies for, consents to or acquiesces in the appointment of or taking possession by a custodian of the Company or for any part of its assets, (vii) makes a general assignment for the benefit of its creditors, or (viii) takes any corporate act to authorize any of the foregoing; or (b) an involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) days) under any Bankruptcy Law now or hereafter in effect, or a custodian, receiver, trustee or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.
9.            Remedies.  Upon or at any time after the occurrence of an Event of Default specified in Sections 8.1, 8.2, or 8.3 hereof, all Obligations under this Note shall, upon the demand of the Holder, become due and payable without further presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.  Upon the occurrence of an Event of Default specified in Section 8.4 hereof, all Obligations shall thereupon and concurrently therewith become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.
10.            Waiver and Amendment.  Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note.  The failure or delay of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive Holder of the right thereafter to insist upon strict adherence to that term or any other term of this Note.  Any waiver must be in writing.  Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Requisite Holders, except for the provisions of Section 5 or other provisions related to the Conversion of this Note, which provisions can only be amended with the written consent of the Holder.  This Note may not be terminated or amended and the observance of any term of this Note may not be waived with respect to the Holder without the consent of such Holder unless such amendment, termination or waiver applies to all holders of the Financing Notes in the same fashion.  Any waiver or amendment effected in accordance with this section shall be binding upon the Company and the Holder.
11.            Governing Law.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PURCHASE AGREEMENT, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS NOTE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO OBLIGATIONS MADE AND PERFORMED IN THAT STATE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

12.            Transfer.  This Note may not be transferred or assigned in any manner without the prior written consent of the Company (which consent may be withheld in its sole and absolute discretion); provided, however, that no prior written consent of the Company shall be required for any transfer of this Note to any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or managing members of the Holder or shares the same management company with the Holder, and, provided, further, that no pledge of this Note by the Holder pursuant to a credit facility or other bank indebtedness shall be considered an assignment hereunder requiring the Company's consent.  Any attempted transfer or assignment of this Note (or any portion thereof) not complying with this Section 12 shall be null and void.
13.            Notices.  Notices hereunder shall be made as described in the Purchase Agreement.
14.            Stockholders, Officers and Directors Not Liable.  In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.  This Note is solely an obligation of the Company.
15.            Loss of Note.  Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.
[Signature page follows]

IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the day and year first above written.
COMPANY:
OPGEN, INC.,
a Delaware corporation
By:    ___________________________________
Name:  C. Eric Winzer
Title:    Chief Financial Officer

[Signature Page to Note]